Exhibit 10.1

Southcross Holdings LP

1717 Main Street, Suite 5200

Dallas, Texas 75201

October 31, 2017

Southcross Energy Partners, L.P.

750 Town and Country Boulevard, Suite 950

Houston, Texas 77024

Re:	Agreement and Plan of Merger dated as of October 31, 2017 (the “Merger Agreement”), by and among Southcross Energy Partners, L.P., a Delaware limited partnership (“SXE”), Southcross Energy Partners GP, LLC, a Delaware limited liability company and the general partner of SXE (“SXE GP”), American Midstream Partners, LP, a Delaware limited partnership (“AMID”), American Midstream GP, LLC, a Delaware limited liability company and the general partner of AMID (“AMID GP” and together with AMID, the “AMID Entities”), and Cherokee Merger Sub LLC, a wholly-owned subsidiary of AMID (“Merger Sub”)

Gentlemen:

Reference is hereby made to the Merger Agreement and to that certain Contribution Agreement dated as of October 31, 2017 (the “Contribution Agreement”), by and among Southcross Holdings LP, a Delaware limited partnership (“Holdings LP”) and the AMID Entities. Any capitalized terms what are used herein and are not otherwise defined in this letter agreement shall have the meaning given to such terms in the Merger Agreement. The parties are entering into this letter agreement for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

Holdings LP hereby agrees that if the Closing shall not have been consummated and the Merger Agreement has been terminated (i) primarily as a result of the termination of the Contribution Agreement pursuant to (A) Section 7.1(a) thereof [Termination by Mutual Written Consent of Holdings and AMID] without the prior approval of the SXE Conflicts Committee; (B) by the AMID Entities pursuant to Section 7.1(b)(i) thereof [Outside Date] and the failure to consummate the transactions contemplated by the Contribution Agreement by the Outside Date was solely due to any action taken or any failure to act by, or at the direction of, Holdings LP or any of its controlling Affiliates; (C) by the AMID Entities pursuant to Section 7.1(b)(ii) thereof [Final Nonappealable Restraint] if the applicable Restraint was solely due to any action taken or any failure to act by, or at the direction of, Holdings LP or any of its controlling Affiliates; or (D) by the AMID Entities pursuant to Section 7.1(d) thereof [Holdings LP Uncured Breach], or (ii) as a result of the termination of the Merger Agreement (A) pursuant to Section 7.1(a) thereof [Termination by Mutual Written Consent of SXE and AMID] without the prior approval of the SXE Conflicts Committee; (B) by AMID pursuant to Section 7.1(b)(i) thereof [Outside Date] and the failure to effect the Closing by the Outside Date was solely due to any action taken or any failure to act by, or at the direction of, Holdings LP or any of its controlling Affiliates or

SXE GP without the prior approval of the SXE Conflicts Committee; (C) by AMID pursuant to Section 7.1(b)(ii) thereof [Final Nonappealable Restraint] if the applicable Restraint was solely due to any action taken or any failure to act by, or at the direction of, Holdings LP or any of its controlling Affiliates or SXE GP without the prior approval of the SXE Conflicts Committee; (D) by AMID pursuant to Section 7.1(c)(i) [SXE Adverse Recommendation Change] to the extent such SXE Adverse Recommendation Change occurred without the prior approval of the SXE Conflicts Committee; or (E) by AMID pursuant to Section 7.1(c)(ii) [SXE Uncured Breach] and such uncured breach or failure to perform referenced in such Section is solely the result of any action taken or any failure to act by, or at the direction of, Holdings LP or any of its controlling Affiliates or SXE GP without the prior approval of the SXE Conflicts Committee, then Holdings LP shall promptly, following the occurrence of any such event, pay to and reimburse SXE for any and all fees or expenses of counsel, accountants, investment bankers and consultants retained by SXE or the SXE Conflicts Committee, and any other costs and expenses reasonably incurred by SXE or its Subsidiaries (x) in connection with the negotiation, execution and delivery of this letter agreement; and (y) as a result of the execution and delivery of the Merger Agreement, including costs and expenses incurred in order to comply with the terms of the Merger Agreement (including the payment of any SXE Termination Fee or the reimbursement of any AMID Expenses).

Holdings LP has undertaken various obligations under the Contribution Agreement with respect to SXE and its Subsidiaries (including, without limitation, Holdings LP’s indemnification obligations with respect to breaches of representations and warranties regarding SXE and its Subsidiaries and certain contingent liabilities of SXE and its Subsidiaries), as more fully set forth therein. Each of SXE and Holdings LP hereby agree that if the Contribution Agreement is terminated in a manner that results in Holdings LP receiving the Reverse Termination Fee (as defined in the Contribution Agreement), (i) Holdings LP shall be entitled to retain the full amount of such Reverse Termination Fee, and (ii) Holdings LP shall reimburse SXE for any and all fees or expenses of counsel, accountants, investment bankers and consultants retained by SXE or the SXE Conflicts Committee and any other costs and expenses reasonably incurred by SXE or its Subsidiaries (x) in connection with the negotiation, execution and delivery of this letter agreement; and (y) as a result of the execution and delivery of the Merger Agreement, including costs and expenses incurred in order to comply with the terms of the Merger Agreement.

This letter agreement may only be amended in writing executed by and among each of the parties hereto. The terms hereto shall be binding upon, and inure to the benefit of, the respective successors and assigns of the parties hereto. This letter agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this letter agreement and shall not confer upon any person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder.

Section 8.3 [Extension of Time, Waiver Etc.], Section 8.5 [Counterparts], Section 8.7 [Governing Law; Jurisdiction; Waiver of Jury Trial], Section 8.10 [Severability] and Section 8.11(a)-(b) [Interpretation] of the Merger Agreement are incorporated as if set out in full herein, and as if references in those Sections to the “Agreement” were references to this letter agreement and as if references therein to the parties thereto were references to the parties to this letter agreement.

If this letter agreement correctly reflects the parties’ agreements regarding the subject matter hereof, please execute this letter agreement in the space provided.

Very truly yours,

SOUTHCROSS HOLDINGS LP

By:	SOUTHCROSS HOLDINGS GP, LLC,
its general partner

By:	/s/ Bret M. Allan
Name:	Bret M. Allan
Title:	Senior Vice President and Chief Financial Officer

Agreed to and Acknowledged as of

the date of this letter:

SOUTHCROSS ENERGY PARTNERS, L.P

By: SOUTHCROSS ENERGY PARTNERS GP, LLC

its general partner

By:	/s/ Bret M. Allan
Name:	Bret M. Allan
Title:	Senior Vice President and Chief Financial Officer